UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2013

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (702) 263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Between May 4 and June 3, 2013, the Company issued an aggregate of 903,500 shares of Series C Convertible Preferred Stock at $1.00 per share of Common stock with a face value of $10.00 per share and 4,517,500 Common Stock Purchase Warrants to 71 different accredited investors.   The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4 (a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving any public offering and/or pursuant to Regulation D promulgated under the Securities Act.  Commissions in the aggregate amount of $371,000 equal to 10% of the gross proceeds were paid to Colorado Financial Services Corp. ($54,500) for the issuance of $545,000 of Series C Preferred Stock; Security Research Associates ($191,500) for the issuance of  $1,915,000 of Series C Preferred Stock; National Securities Corp ($95,000) for the issuance of $950,000 of Series C Preferred Stock; and American Trust Investment Services, Inc. ($30,000) for the issuance of $300,000 of Series C Preferred Stock.  An aggregate of 371,000 placement agent warrants were issued exercisable at $1.75 per share for five years from their respective dates of issuance.

Item 3.02  Unregistered Sale of Equity Securities

See Item 8.01 above. In addition, the increase in the number of restricted shares of Common Stock issued and outstanding since the filing of the Company’s Current Report on Form 10-Q for the period ended March 31, 2013 was less than the 5% requirement for smaller reporting companies, as the increase was primarily of shares registered with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2013	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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